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                                                                    EXHIBIT 99.1


For Immediate Release                       Contact:  Thomas Johnson (Financial)
                                                      (678) 742-8181 or
                                                      Nancy Young (Media)
                                                      (678) 742-8118



                    RUSSELL CORPORATION COMPLETES REFINANCING

ATLANTA, GA (April 18, 2002) - Russell Corporation (NYSE: RML) announced today that it has completed its previously announced refinancing.

The refinancing and Russell's new capital structure include:

-        $325 million in Senior Secured Credit Facilities (the "Facilities").
         The Facilities include a five year $300 million Senior Secured Revolving Credit Facility and a five year $25 million Senior Secured Term Loan; and

-        $250 million in 9.25% Senior Unsecured Notes (the "Senior Notes") due
         2010.

Russell used the net proceeds of the Senior Notes offering together with the initial borrowings under the new credit facility to repay the outstanding balances, fees and expenses under its existing revolving credit facility and all of its long-term notes. Russell intends to use the additional availability under the new credit facility for working capital and general corporate purposes.

The Senior Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Russell Corporation is a leading branded apparel company marketing activewear, casualwear and athletic uniforms under widely-recognized brands, including:
RUSSELL ATHLETIC, JERZEES, MOSSY OAK, CROSS CREEK, and DISCUS.
The Company's common stock is listed on the New York Stock Exchange under the symbol RML and its website address is www.russellcorp.com.

This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "estimate", "expect", "continue", "could", "may", "plan", "project", "predict", "will" and similar expressions. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to: economic conditions, including those specific to the retail industry; significant competitive activity, including promotional and price competition; changes in customer demand for our products; inherent risks in the marketplace associated with new products and new product lines; the ability to effect our six point profit growth plan; and other risk factors listed in our reports filed with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to revise the forward-looking statements.


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included in this Press Release to reflect any future events or circumstances.
The Company's actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

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